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                                                                     Exhibit 16

                                  THIRD AMENDMENT
                        TO EMPLOYEE BENEFIT TRUST AGREEMENT

         Third Amendment to Employee Benefit Trust Agreement dated as of the
___ day of July, 1997 (the "Third Amendment") by and between New York State Electric & Gas Corporation (the "Corporation") and Bankers Trust Company, a New York Banking Corporation, as Trustee ("Trustee") amending certain provisions of the Employee Benefit Trust Agreement, dated as of July 1, 1994, as amended, (the "Trust Agreement") by and between the Corporation and the Trustee.

         WHEREAS, the Employment Agreement, dated August 7, 1996, as amended, previously entered into between the Corporation and Wesley W. von Schack (the "von Schack Employment Agreement"), which provides in Section 10.1(A), Section 10.1(B) and Section 10.2 thereof for certain cash payments to be made by the Corporation to Mr. von Schack in the event of certain terminations of employment, was further amended to clarify and to modify certain provisions.

         WHEREAS, the Severance Agreements, as amended, previously entered into between the Corporation and the Executive and Senior Vice Presidents and the Vice Presidents of the Corporation (the "Officer Severance Agreements"), which provide in Section 6.1(A) and Section 6.1(B) thereof for certain cash payments to be made by the Corporation to the officers in the event of certain terminations of employment, were further amended to provide for certain additional payments in connection with such terminations of employment.

         WHEREAS, the Corporation has entered into, and intends to enter into, certain severance agreements, with certain key employees of the Corporation, including Messrs. Benson, Kump and Rude (the "Key Employee Severance Agreements"), which provide (or will provide) in Section 6.1(A), Section 6.1(B) and Section 6.2 thereof for certain cash payments to be made by the Corporation to the key employees in the event of certain terminations of employment.

         WHEREAS, the Corporation has adopted, effective July 29, 1997, the New York State Electric & Gas Corporation Selected Employee Retention Plan (the "Retention Plan"), which provides (or will provide) for certain cash payments to be made by the Corporation to certain selected employees in the event of certain transactions involving the Corporation and certain terminations of employment.

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         WHEREAS, the parties hereto wish to amend the Trust Agreement to reflect the amendments to the von Schack Employment Agreement and the Officer Severance Agreements, the entering into by the Corporation of the Key Employee Severance Agreements and the adoption of the Retention Plan, and to clarify the assumptions used in Section 2.4 thereof and to modify the definition of Transfer in Section 2.5(b) thereof.


         NOW, THEREFORE, the parties hereto hereby agree as follows:

              1. The fifth WHEREAS clause of the Trust Agreement is hereby amended to read in its entirety as follows:

         "WHEREAS, the Corporation has entered into an Employment Agreement dated August 7, 1996 with Wesley W. von Schack (hereinafter, as amended and as it may be amended from time to time, the "von
         Schack Employment Agreement"), which provides in Section 10.1(A) and
         Section 10.1(B) thereof for certain cash severance payments to be made by the Corporation to Mr. von Schack in the event of certain terminations of his employment and in Section 10.2 for a "Gross-Up Payment" (as defined in the von Schack Employment Agreement) in certain circumstances (such severance payments and Gross-Up Payment are hereinafter referred to as the "von Schack Severance Benefits"); and"

         2. The sixth WHEREAS clause of the Trust Agreement is hereby amended to read in its entirety as follows:

         "WHEREAS, the Corporation has entered into, and intends to enter into, certain severance agreements (hereinafter, as amended and as they may be amended from time to time, the "Officer Severance Agreements") with existing and future Senior Vice Presidents and Vice Presidents of the Corporation and existing and future select key employees of the Corporation (hereinafter, the "Key Employee Severance Agreements"), which provide (or will provide) in Section 6.1(A) and Section 6.1(B) for certain cash severance payments to be made by the Corporation to the officers and the key employees in the event of certain terminations of employment and in Section 6.2 for a "Gross-Up Payment" (as defined in the Officer Severance Agreements and the Key Employee Severance Agreements) in certain circumstances (such severance payments and Gross-Up Payments are hereinafter, collectively with the von Shack Severance Benefits, referred to as the "Severance Benefits"); and"


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              3.   The following language is hereby added immediately after the sixth WHEREAS clause of the Trust Agreement and is hereinafter considered to be the seventh WHEREAS clause:

         "WHEREAS, the Corporation has adopted, effective July __, 1997, the New York State Gas & Electric Corporation Selected Employee Retention Plan (the "Retention Plan"), which provides for certain cash payments to be made by the Corporation to certain selected employees in the event of certain transactions involving the Corporation and certain terminations of employment (such retention payments are hereinafter referred to as the "Retention Payments"); and"

              4. The seventh WHEREAS clause of the Trust Agreement is hereinafter considered to be the eighth WHEREAS clause and is amended to read in its entirety as follows:

         "WHEREAS, the Deferred Compensation Plan for Salaried Employees, the Performance Share Deferred Compensation Plan, the LTEIS Deferred Compensation Plan, the Deferred Compensation Agreements, the Supplemental Executive Retirement Plan, the von Schack Employment Agreement, the Officer Severance Agreements, the Key Employee Severance Agreements and the Retention Plan (such plans and agreements, each as amended and as may be amended from time to time, being sometimes hereinafter called, collectively, the "Plans") provide for the payment of certain deferred compensation, retirement benefits, Severance Benefits and Retention Payments (together, hereinafter, the "Benefits") to participating employees (or their beneficiaries in the event of their death before full payment of the Benefits); and"

              5. Section 2.2 of the Trust Agreement is hereby amended to read in its entirety:

         "Upon a Change in Control, the Corporation shall, as soon as possible, but in no event later than forty-five (45) business days following the Change in Control, make a contribution (which contribution shall be, except as otherwise provided in Section 6.2 hereof, an irrevocable contribution) to the Trust in an amount which (when aggregated with the assets then held by the Trust, valued at their fair market value) is equal to (i) the present value of the Benefits to which Participants or their beneficiaries would be entitled pursuant to the terms of the Plans and Participant


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    Designations as of the date on which the Change in Control occurred (which in the case of the Severance Benefits, shall be deemed to be the Benefits payable in the event of an assumed immediate qualifying termination of employment), plus (ii) the aggregate maximum amount of Retention Payments payable under the Retention Plan, plus (iii) a reasonable estimated amount for the Trust's expenses during its term (such estimate not to exceed one percent (1%) of the present value). The sum of the amounts described in items (i), (ii) and (iii) of the immediately preceding sentence is hereinafter called the "Required Funding Amount." The Corporation hereby authorizes and directs its chief executive officer, and its chief financial officer, or either of them acting alone, to contribute the Required Funding Amount without the further approval of the Board of Directors (the "Board"). Immediately after the Corporation makes such contribution, the Corporation shall provide the Administrator with copies of all Plans and Participant Designations, to the extent not previously provided, and other information used in the Corporation's calculation of the Required Funding Amount, as well as its worksheets for such calculations. In computing the Required Funding Amount pursuant to this Section 2.2 with respect to the Change in Control event occurring on July 15, 1997, the Administrator shall take into account the amendments made by the Third Amendment to this Agreement."

              6. The first sentence of Section 2.4 of the Trust Agreement is hereby amended to read as follows:

         "For the purpose of determining the amount of the Corporation's contributions under Section 2.2 and 2.3 hereof, the present value of the Benefits under the Supplemental Executive Retirement Plan and Section 7 of the Salaried Employee Deferred Compensation Agreements shall be determined using the 1983 Group Annuity Mortality Table and an interest rate equal to the after-tax yield on a 10-Year Treasury Constant Maturity Bond."

              7. Paragraph (ii) of Section 2.5(b) of the Trust Agreement is hereby amended to read as follows:

              "during any period of two consecutive years (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Corporation to effect a


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    transaction described in paragraph (i), (iii) or (iv) of this Section
    2.5(b) or a director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitations of proxies or consents by or on behalf of a Person other than the Board) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or"

              8. The first sentence of Section 6.1 of the Trust Agreement is hereby amended to read as follows:

    "Except as provided in this Article, and Articles V and XIII, after the Trust has become irrevocable, the Corporation shall have no right to receive, and no power to direct Trustee to return to the Corporation or to divert to others, any of the Trust assets before the later to occur of (i) the date on which payment of all Benefits under the Plans to Participants and their beneficiaries has been completed pursuant to the terms of the Plans and (ii) the date the "Change in Control Protective Period" (as defined in the von Schack Employment Agreement, the Officer Severance Agreements and the Key Employee Severance Agreements) expires."

              9. The third sentence of Section 6.1 of the Trust Agreement is hereby amended to read as follows:

    "With respect to the calculation by the Administrator of the revised Required Funding Amount as of the end of any year which occurs before the expiration of the Change in Control Protective Period, if any Participant whose employment with the Corporation was terminated during such year and who had previously entered into an Officer Severance Agreement or Key Employee Severance Agreement (or the von Schack Employment Agreement, in the case of Wesley W. von Schack) shall have confirmed to the Administrator by a signed writing that such Participant no longer has any claim or right to his or her Severance Benefits, the Administrator shall delete such Severance Benefits from the calculation of the revised Required Funding Amount."


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              10.  This Third Amendment is effective as of the date first above written.

              11. Except as expressly modified hereby, the terms and provisions of the Trust Agreement remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed by their respective duly authorized representatives as of the date first above written.

NEW YORK STATE ELECTRIC &         BANKERS TRUST COMPANY
  GAS CORPORATION


By: __________________________    By: __________________________